Consent of Independent Auditors

The Board of Directors
Aeroflex Incorporated:

     We consent to the incorporation by reference in the registration statement on Form S-8 of Aeroflex Incorporated of our report dated August 10, 1999, relating to the consolidated balance sheets of Aeroflex Incorporated and subsidiaries as of June 30, 1999 and 1998 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1999, which report is incorporated by reference in the June 30, 1999 annual report on Form 10-K of Aeroflex Incorporated and subsidiaries.


                                                 /s/ KPMG LLP
                                                 KPMG LLP

Melville, New York
February 29, 2000